UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

Nikola Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NIKOLA CORPORATION
4141 E Broadway Road
Phoenix, Arizona 85040
(480) 666-1038

Supplement to Proxy Statement for
Annual Meeting of Stockholders
to be held August 3, 2023

This supplement, dated July 6, 2023, supplements the definitive proxy statement (the “Proxy Statement”) of Nikola Corporation (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on April 25, 2023, relating to the Company’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”), previously scheduled to be held virtually on June 7, 2023, and adjourned to July 6, 2023, and is first being mailed to stockholders on or about July 10, 2023. The Annual Meeting was called to order at 1:00 p.m., Pacific Time (“PT”), on Thursday, July 6, 2023 and then adjourned.
Notice is hereby given that the Annual Meeting has again been adjourned and will reconvene at 1:00 p.m., PT, on Thursday, August 3, 2023. The Annual Meeting will be held by live audio webcast. In order to attend, you must register at www.viewproxy.com/nkla/2023 and join using the unique join link and password in your confirmation. No changes have been made to the record date. Except for the changes to the voting threshold for the approval of Proposal 2 (defined below) set forth below, no changes have been made to the proposals to be brought before the Annual Meeting, which are presented in the Proxy Statement. Stockholders of record at the close of business on April 10, 2023, the Record Date for the Annual Meeting, who have not yet voted or wish to change their vote are encouraged to do so by 11:59 p.m., Eastern Time on August 2, 2023. For stockholders who have already voted, no further action is required at this time. In addition, stockholders of record on the Record Date are entitled to vote at the Annual Meeting to be held on August 3, 2023, and may participate in the meeting using the control number included in the proxy materials.
The Company has decided to adjourn the Annual Meeting and supplement the Proxy Statement in light of a pending amendment to Section 242 of the Delaware General Corporation Law (the “Amendment”), which is expected to be effective August 1, 2023. Once effective, the voting threshold for approval to amend a company’s certificate of incorporation to increase the number of authorized shares would change from a majority of the outstanding common stock on the Record Date to a majority of the shares actually voting on the proposal. As a result, the Amendment would reduce the voting threshold for approval with respect to the proposal to amend the Company’s Second Amended and Restated Certificate of Incorporation to increase the Company’s authorized shares of its common stock from 800,000,000 to 1,600,000,000 (“Proposal 2”) such that if the Annual Meeting were to be held as of July 6, 2023, a sufficient number of shares would have been voted in favor of Proposal 2.
In light of the Amendment, the Proxy Statement is supplemented by the information set forth below with respect to Proposal 2:
The second paragraph on page 4 of the Proxy Statement, under the section entitled “Questions and Answers About the Proxy Materials and the Annual Meeting — What vote is required to approve each item?”, is hereby amended and restated to read in its entirety as follows:
Proposal 2, the approval of an amendment to the Restated Certificate to increase the number of authorized shares of our common stock from 800,000,000 to 1,600,000,000, requires the number of affirmative “FOR” votes of the holders of the outstanding shares of our common stock to exceed the number of “AGAINST” votes.
Also, on page 4 of the Proxy Statement, the last two sentences of the section entitled “Questions and Answers About the Proxy Materials and the Annual Meeting” under the fourth paragraph of the subheading “What vote is required to approve each item?”, are deleted, and the now last sentence of that paragraph is hereby amended and restated to read in its entirety as follows:

In tabulating the voting result for Proposal 2, Proposal 3, Proposal 4 and Proposal 5, shares of common stock that constitute broker non-votes are not considered entitled to vote on such proposals and will not affect the outcome of such proposals, assuming that a quorum is obtained.
In addition, the last sentence of the section entitled “Proposal 2 — Amendment to our Restated Certificate to Increase the Authorized Number of Shares of Common Stock — Effectiveness of the Amendment and Required Vote” on page 55 of the Proxy Statement is deleted, and the now last sentence of that paragraph is hereby amended and restated to read in its entirety as follows:
The affirmative vote of the holders of a majority of the shares voting on Proposal 2 is required to approve the Amendment.